Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy of Ra Pharmaceuticals, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long- term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries.  In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers:

Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly, pro-rated based on the number of actual days served by the director during such calendar quarter.

Additional Annual Retainer for Non-Executive Chair of the Board:  $25,000

Additional Retainers for Committee Membership:

Audit Committee Chair:  $15,000

Audit Committee member:  $7,500

Compensation Committee Chair:  $10,000

Compensation Committee member:  $5,000

Nominating and Corporate Governance Committee Chair:  $7,500

Nominating and Corporate Governance Committee member:  $3,750

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

Equity Retainers:

Initial Award: An initial, one-time equity award (the “Initial Award”) of 25,000 shares to each new non-employee director upon his or her election to the Board of Directors, which shall vest annually over three years, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting.  This Initial Award applies only to non-employee directors who are first elected to the Board of Directors effective as of or subsequent to the Company’s initial public offering.  If the Initial Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2016 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award:  On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each continuing non-employee member of the Board of Directors who has served as a director for the previous three months will receive an annual equity award (the “Annual Award”) of 15,000 shares, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.  If the Annual Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2016 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Expenses:

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted October 5, 2016, subject to effectiveness of the Company’s Registration Statement on Form S-1.